EXHIBIT 99.1

CAMAC Energy Inc. Announces First Quarter 2012 Results and Provides Operational Update

HOUSTON--(BUSINESS WIRE)--CAMAC Energy Inc. (NYSE Amex: CAK) today announced a net loss of $1.3 million, or $(0.01) per diluted share, for the quarter ended March 31, 2012. For the same period in 2011, CAMAC Energy reported a net loss of $28.2 million, or $(0.18) per diluted share. The net loss for the prior year period included $24.5 million of intervention expenses related to a workover of the Oyo #5 well in Nigeria.

Operating revenues for the first quarter of 2012 were $5.7 million, based on an average oil price of approximately $124 per barrel received for the lifting from the Oyo Field during the quarter. There was no lifting and therefore no revenue from the Oyo Field in the first quarter of 2011. General and administrative expenses were $2.8 million for the first quarter of 2012, compared to $3.5 million for the first quarter of 2011. The decrease in 2012 was mainly due to lower share-based compensation expense.

Cash and cash equivalents at March 31, 2012, were $8.5 million compared to $13.6 million at December 31, 2011. The decrease in cash and cash equivalents was principally due to cash payments made for normal operations.

Operations Update

Africa — New exploration blocks awarded in Gambia and Kenya

In January 2012, the Company received provisional award of two offshore exploration blocks located in Gambia. The Company will be the operator with 85% interest in Blocks A2 and A5, which have a combined total surface area of approximately 2,666 square kilometers and are located in water depths of between 600 and 1,000 meters. Gambia National Petroleum Company will be entitled to participate up to 15% in any commercial discoveries. The award is subject to negotiation and signing of a Petroleum Exploration License for each block, which is expected to be completed during the second quarter of 2012.

In February 2012, the Company received provisional award of three exploration blocks in the Republic of Kenya. Onshore Block 11A covers 10,913 square kilometers in northwest Kenya near the Uganda border; onshore Block L1B covers 12,197 square kilometers in eastern Kenya on the border with Somalia; and Block L16 covers 1,699 square kilometers onshore and 89 square kilometers offshore on Kenya’s southeast coast. The Company will be the operator with 75% interest in the blocks. The government of Kenya will be entitled to participate up to 10% in any commercial discoveries, and the remaining 15% will be held by a local partner. The award is subject to negotiation and signing of a formal Production Sharing Contract for each block, which is expected to be completed during the second quarter of 2012.

Nigeria -- Oyo Field

Total production from the Oyo Field in Nigeria was 2,949 bopd during the first quarter of 2012, and 4,017 bopd during the first quarter of 2011. CAMAC Energy’s share of average daily net production at the Oyo Field, excluding royalty, was 466 bopd for the quarter ended March 31, 2012, and 1,187 bopd for the quarter ended March 31, 2011. There was a lifting of approximately 290,000 barrels of oil at a sales price of approximately $124 per barrel in the first quarter of 2012. There was no lifting in the first quarter of 2011.

As previously announced, the operator of the Oyo Field, NAE has agreed to divest its 40% working interest in OML’s 120 and 121 to Allied Energy Plc., an affiliate of the Company. The transaction is subject to customary conditions for closing and is expected to be concluded during the second quarter of 2012. The Company expects well #7 to be drilled in the Oyo Field in the fourth quarter of 2012.

China

CAMAC Energy continues to work with a financial advisor to review opportunities to monetize its Zijinshan gas asset. The Company has executed a term sheet and commenced discussions with a potential buyer, however negotiations could be lengthy and there can be no assurance that a transaction will be completed. The proceeds of any such transaction, if consummated, are expected to be invested in the Company’s existing or planned opportunities in Africa. The drilling of exploratory well ZJS-05 is scheduled for the second half of 2012, in compliance with work program requirements.

Conference Call Details

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss CAMAC Energy’s operations and first quarter results with a focus on the Company’s strategy for the future. Hosting the call will be Earl W. McNiel, Interim Chief Financial Officer.

The call can be accessed live over the telephone by dialing, (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the conference call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 393232. The telephone replay will be available until May 23, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors--Events & Presentations section of CAMAC Energy’s website at www.camacenergy.com. A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company focuses on early cash flow and high-return global energy projects. Currently, operations are in Nigeria and China, and the Company is seeking to acquire prime frontier exploration acreage in West and East Africa. The Company's principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Field in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” relating to the business of CAMAC Energy Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; the completion of potential transactions; and any other statements of non-historical information. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.’s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:
CAMAC Energy Inc.
Cristy Taylor, 713-797-2940
PR@camacenergy.com

or

Investor Relations:
ICR
832-209-1419
IR@camacenergy.com

or

Liviakis Financial Communications, Inc.
John Liviakis,CEO
415-389-4670